Exhibit 10.2

CESCA THERAPEUTICS INC.
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into as of October 25, 2015 by and between CESCA THERAPEUTICS INC. (“Employer”) and MICHAEL BRUCH (“Executive”).

1.     Employment. Employer employs Executive and Executive accepts employment with Employer on the terms and conditions set forth in this Agreement commencing on October 25, 2015 (“Effective Date”).

2.     Position; Scope of Employment. Executive shall have the position of Chief Financial Officer of Employer. Executive agrees to perform such services customary to such position and as shall be assigned to him by the Employer’s Chief Executive Officer and/or Board of Directors. Executive shall report directly to the Employer’s Chief Executive Officer.

2.1.     Entire Time and Effort. Executive shall devote Executive’s full working time, attention, abilities, skill, labor and efforts to the performance of his employment. Executive shall not, directly or indirectly, alone or as a member of a partnership or other organizational entity, or as an officer of any corporation (other than any which are owned by or affiliated with Employer) (i) be substantially engaged in or concerned with any other commercial duties or pursuits, (ii) engage in any other business activity that will interfere with the performance of Executive’s duties under this Agreement, except with the prior written consent of Employer, or (iii) join the board of directors of any other corporation; provided, however, that Executive may join the board of directors of no more than one unaffiliated corporation so long as such corporation is not directly competitive to the current or future operations of Employer.

2.2.     Rules and Regulations. During his employment with Employer, Executive agrees to observe and comply with Employer’s rules and regulations (including Employer’s code of ethics and insider trading policy) as provided by Employer and as may be amended from time to time by Employer and will carry out and perform faithfully such orders, directions and policies of Employer. To the extent any provision of this Agreement is contrary to an Employer rule or regulation, as such may be amended from time to time, the terms of this Agreement shall control.

2.3.     Limitations Upon Authority to Bind Employer. In his capacity as Chief Financial Officer, Executive shall not engage in any of the following actions on behalf of Employer without the prior approval of Employer: (i) borrow or obtain credit in any amount or execute any guaranty, except for items purchased from vendors in the ordinary course of Employer’s operations; (ii) expend funds for capital equipment in excess of expenditures expressly budgeted by Employer, if applicable, or in the event not budgeted, not to exceed the amounts set forth in subparagraph (iii); (iii) sell or transfer capital assets exceeding One Hundred Thousand Dollars ($100,000) in market value in any single transaction or exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate during any one fiscal year; (iv) execute any lease for real property; or (v) exercise any authority or control over the management of any employee welfare or pension benefit plan maintained by Employer or over the disposition of the assets of any such plan.

3.     Employment Term. Executive’s term of employment (the “Employment Term”) shall commence upon the Effective Date of this Agreement and shall terminate as provided in Section 5.

4.     Compensation. During the Employment Term, Employer shall pay to or provide compensation to Executive as set forth in this Section 4. All compensation of every description shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to an employee.

4.1.     Base Salary. Employer shall pay Executive an annual base salary as established by the Board of Directors from time-to-time through Compensation Committee actions, and reflected on and reported in the Employer's reports filed with the Securities and Exchange Commission. (“Base Salary”). Executive’s Base Salary shall be payable in accordance with Employer’s regular payroll schedule, but not less frequently than twice per month. Executive’s starting base salary shall be $225,000 per annum.

4.2.     Review. Executive’s Base Salary and duties shall be reviewed by the Compensation Committee of the Board of Directors at least annually. During the review, duties will be outlined and compensation may be adjusted up at the discretion of the Compensation Committee. The Base Salary may not be decreased during the Employment Term without the consent of the Executive; provided, however, that the Compensation Committee may reduce the Base Salary by no more than 15% for no longer than three (3) months in any twelve (12) month period. On the date of Employer’s annual meeting of stockholders and on each subsequent annual meeting of stockholders during the term of this Agreement, or at such other time as the Governance and Nominating Committee may establish in its discretion, the Governance and Nominating Committee shall review the previous year’s performance of Executive.

4.3.     Cash/Stock Bonuses. In addition to the Base Salary provided for in sections 4.1 and 4.2, Executive is eligible to receive a certain percentage of his Base Salary in effect at the end of the fiscal year, based partially on performance weighted bonus objectives established for Executive by the Board of Directors (which will include both corporate objectives and individual objectives) for the fiscal year, such objectives to be discussed with Executive prior to being established, and partially based on the discretion of the Board of Directors’ Compensation Committee. Bonuses may include cash, stock options and restricted stock awards. The applicable percentage Executive is eligible for under this section 4.3 (the “Target Bonus Percentage”) shall be established by the Board of Directors from time-to-time through Compensation Committee actions, and reflected on and reported in the Employer's reports filed with the Securities and Exchange Commission. Any and all bonuses provided to Executive shall be governed by the terms of a separate Management Bonus Plan as adopted by the Board of Directors in its sole discretion from time to time. Executive’s starting Target Bonus Percentage shall be 30% of base salary, or $67,500.

4.4.     Stock Option Grants/Stock Grants. Executive shall be eligible to receive awards of stock options or restricted stock grants as may be determined from time to time by the Board of the Directors or the Compensation Committee of the Board of Directors.

4.5.     Vacation and Sick Leave Benefits. Executive shall be entitled to accrue eighteen (18) days of paid vacation annually. While Employer encourages Executive to take vacation, if he does not use all vacation accrued in each calendar year, Executive may carry it over from year to year; provided, however, that the maximum accrual of Executive’s vacation shall be capped at two times the annual accrual rate. Once the cap is reached, Executive shall no longer accrue vacation until such time as he uses accrued vacation and his accrued and unused vacation days fall below the cap, at which time he will again begin to accrue vacation at the appropriate accrual rate. Any vacation benefit granted or paid to Executive is based solely on his Base Salary. Executive shall be entitled to sick leave in accordance with Employer’s sick leave policy, as amended from time to time.

4.6.     Other Fringe Benefits. Executive shall participate in all of Employer’s fringe benefit programs in substantially the same manner and to substantially the same extent as other similar employees of Employer, excluding only those benefits expressly modified by the terms hereof.

4.7     Expenses. Executive shall be reimbursed for his reasonable business expenses, subject to the presentation of evidence that such expenses are made in accordance with established policies adopted by Employer from time to time.

4.8     Compensation From Other Sources. Any proceeds that Executive shall receive by virtue of qualifying for disability insurance, disability benefits, or health or accident insurance shall belong to Executive. Executive shall not be paid Base Salary in any period in which he receives benefits as determined and paid under Employer’s long-term disability policy. Benefits paid to Executive under Employer’s short-term disability policy shall reduce, by the same amount, Base Salary payable to Executive for such period.

5.     Termination of Employment. Executive’s employment with Employer shall terminate on the earliest to occur of the following (the date of termination of Executive’s employment being the “Termination Date”):

5.1     upon the mutual agreement of Employer and Executive in writing;

5.2     upon the Executive’s death;

5.3     upon delivery to Executive of a written notice of termination by Employer if Executive should suffer a disability or physical or mental condition, which for the purposes of this Agreement, means Executive’s inability, for a period of ninety (90) consecutive days, to substantially perform the essential functions of Executive’s duties as Chief Financial Officer, with or without a reasonable accommodation. For purposes of determining whether Executive has a disability or physical or mental condition under this Section 5.3, upon request Executive agrees to submit to Employer a medical certification regarding his health condition from his health care provider, or submit to a medical exam by a health care provider selected by Employer and Executive for the sole purpose of evaluating Executive’s ability to perform the essential functions of his position. Employer’s written notice of termination under this Section 5.3 shall coincide with the date Executive qualifies for total disability payments under Employer’s long-term disability plan.

5.4      upon the date set forth in a written notice of termination for Cause delivered to Executive by Employer.

For purposes of this Agreement, “Cause” is defined as follows: (a) willful or habitual breach of Executive’s duties, provided that Employer shall give Executive notice of such breach and Executive shall not have cured such breach within thirty (30) days of such notice; (b) fraud, dishonesty, deliberate injury or intentional material misrepresentation by Executive to Employer or any others; (c) embezzlement, theft or conversion by Executive; (d)  negligent unauthorized disclosure or other use of Employer’s trade secrets, customer lists or confidential information; (e) habitual misuse of alcohol or any non-prescribed drug or intoxicant; (f) willful misconduct that causes material harm to Employer; (g) willful violation of any other standards of conduct as set forth in Employer’s employee manual and policies; (h) Executive’s conviction of or plea of guilty or nolo contendere to a felony or misdemeanor involving moral turpitude; (i) continuing failure to communicate and fully disclose material information to the Board of Directors, the failure of which would adversely impact the Employer or may result in a violation of state or federal law, including securities laws; or (j) debarment by any federal agency that would limit or prohibit Executive from serving in his capacity for Employer under this Agreement.

5.5      upon the date set forth in a written notice of resignation delivered to Employer by Executive for Good Reason if such notice is not delivered within one (1) year following a Change in Control.

For purposes of this Agreement, “Good Reason” is defined as one or more of the following: (a) without the consent of Executive, Executive is assigned material duties that are materially inconsistent with Executive’s position, duties, responsibilities or status as Chief Financial Officer of Employer, provided that Executive must advise Employer’s Chief Executive Officer in writing within fifteen (15) days of such assignment of duties that he believes the duties would give him the right to terminate his employment for Good Reason and Employer does not withdraw or change such assignment within a reasonable period of time; or (b) without the consent of Executive, Employer relocates Executive’s principal place of employment to a location further than 35 miles from the Employer’s current principal offices.

5.6      upon the date set forth in (a) a written notice of termination without Cause delivered to Executive by Employer; or (b) a written notice of resignation for Good Reason delivered to Employer by Executive, if such written notice is provided within one (1) year following a Change in Control.

For purposes of this Agreement, “Change in Control” means an event involving one transaction or a related series of transactions in which one of the following occurs: (a) Employer issues securities equal to fifty percent 50% or more of Employer’s issued and outstanding voting securities, determined as a single class, to any individual, firm, partnership or other entity, including a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934; (b) Employer issues securities equal to fifty percent 50% or more of the issued and outstanding common stock of Employer in connection with a merger, consolidation or other business combination; (c) Employer is acquired in a merger or other business combination transaction in which Employer is not the surviving company; or (d) all or substantially all of Employer’s assets are sold or transferred to a third party.

5.7      upon the date set forth in a written notice of resignation delivered to Employer by Executive, other than a notice under Section 5.5 (Good Reason) or Section 5.6 (Change in Control);

5.8      upon the date set forth in a written notice of termination without Cause delivered to Executive by Employer, other than a notice under Section 5.3 (Disability), Section 5.4 (termination for Cause), or 5.6 (Change in Control).

6.     Compensation Upon Termination.

6.1      Minimum Payments. Upon termination of Executive’s employment for any reason Executive shall be entitled to: (a) Base Salary accrued through the Termination Date; (b)  reimbursement of expenses incurred prior to termination of employment that are payable in accordance with Section 4.8; (c) any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of Employer, including but not limited to accrued and unused vacation; and (d) any earned but unpaid Annual Bonus plus any other earned incentive compensation expressly provided for in any incentive compensation plan for Executive.

6.2      Severance Payments for Termination Without Cause or for Resignation for Good Reason. If Executive’s employment is terminated pursuant to Section 5.5 (Good Reason) or Section 5.8 (without Cause), in addition to the payments made under Section 6.1, Executive shall be entitled to a sum equal to nine (9) months of Base Salary in effect as of the Termination Date, payable in accordance with Employer’s regular payroll dates. In addition, all of the Executive’s outstanding options to acquire the Company’s common stock and restricted common stock awards which would have otherwise vested within six (6) months of the Termination Date shall become immediately vested as of the Termination Date.

6.3      Severance Payments Related to Change of Control. If Executive’s employment is terminated pursuant to Section 5.6 because Executive has resigned for Good Reason, or because Employer terminated Executive without Cause, in either case within three (3) months prior to a Change of Control or within one (1) year following of a Change of Control, in addition to the benefits under Sections 6.1, Executive shall be entitled to:

(a) Base Salary: a lump-sum cash payment equal to twelve (12) months of Executive’s Base Salary in effect as of the Termination Date.

(b) Incentive Compensation: a lump sum cash payment equal to one (1) times the Executive’s most recently established annual short-term incentive target award and all the Executive’s outstanding options to acquire the Employer’s common stock or restricted stock awards which have not vested as of the Termination Date shall become immediately vested as of the Termination Date.

(c) Health and Welfare Benefits: Provided that the Executive timely elects continuation coverage (as defined under COBRA) under the Employer’s medical and dental plans as in effect at the time of the Executive’s termination, the Employer shall pay the COBRA premiums for Executive and his dependents under such plans (or any successor plans) until the earliest of i) the end of the twelfth (12th) month following the Executive’s termination, or ii) the date Executive secures subsequent employment with medical and dental coverage. Executive shall provide at least five (5) business days advance written notice informing the Employer when Executive becomes eligible for other comparable medical and dental coverage in connection with subsequent employment. In addition, if periodically requested by the Employer, Executive will provide the Employer with written confirmation that Executive has not become eligible for comparable medical and dental coverage.

6.4     Timing of Payments. Subject to the conditions set forth in Sections 6.5 (Release), Section 13.1 (280G), Section 13.2 (162(m)) and Section 14 (409A), all compensation under Section 6.3 earned by and owing to Executive at the time of his termination of employment shall be paid to him on the Termination Date. Subject to the conditions set forth in Sections 6.5 (Release), Section 13.1 (280G), Section 13.2 (162(m)) and Section 14 (409A), all other payments made to Executive under this Agreement shall be due and payable as stated and, if not specified, in installments at least twice monthly at Employer’s sole discretion and election. If compensation payments to Executive are delayed due to the aforementioned IRS code requirements, the Employer shall immediately escrow such payments owed until the prescribed date in which the payments are to be released to Executive.

6.5     Release. Executive acknowledges and agrees that payments under Section 6.2 or 6.3 shall fully and completely discharge any and all obligations of Employer to Executive arising out of or related to: (a) Executive’s employment with, and/or separation from employment with Employer; and/or (b) this Agreement. The payment(s) made hereunder shall constitute liquidated damages in lieu of any and all claims which Executive may have against Employer or any of its officers, directors, employees, or other agents, except for any obligations under the workers' compensation laws including Employer's liability provisions. Therefore, notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be owed to Executive under Section 6.2 or Section 6.3 unless Executive executes and delivers to Employer a release in the form attached hereto as Exhibit A (“Release”) within forty five (45) days following the Termination Date, and any applicable revocation period has expired prior to the sixtieth (60th) day following the Termination Date.

6.6     No Obligation to Seek Employment. Executive shall have no obligation to seek other employment following termination of his employment with Employer nor shall any payment he receives from any subsequent employer reduce the payments to which he is entitled to under this Agreement.

7.     Proprietary Information; Confidentiality.

7.1.     Confidential Information. Executive during the course of his duties will be handling financial, accounting, statistical, marketing and personnel information of Employer and/or its customers or other third-parties. All such information is confidential and shall not be disclosed, directly or indirectly, or used by Executive in any way, either during the term of this Agreement or at any time thereafter except as required in the course of Executive’s employment with Employer. Executive agrees not to disclose to any others, or take or use for Executive’s own purposes or purposes of any others, during the term of this Agreement, any of Employer's Confidential Information (as defined below). Executive agrees that these restrictions shall also apply to (a) Confidential Information belonging to third parties in Employer's possession; and (b) Confidential Information conceived, originated, discovered or developed by Executive during the term of this Agreement. “Confidential Information” means any Employer proprietary information, trade secrets or know-how (of any kind, type or nature, whether written, stored on magnetic or other media, or oral), including, but not limited to, research, plans, services, customer lists, Employer’s computer programs or computer software, marketing, finances or other business information that has been compiled, prepared, devised, developed, designed, discovered, or otherwise learned by Executive during the course of his employment and/or disclosed to Executive by Employer, either directly or indirectly, in writing, orally, or by observation of any business conduct. Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of Executive. Executive further agrees not to use improperly or disclose or bring onto the premises of Employer any trade secrets of another person or entity during the term of this Agreement.

7.2.     Return of Property. Executive agrees that upon termination of employment with Employer, Executive will deliver to Employer all devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to employment with Employer or otherwise belonging to Employer, its successors or assigns.

7.3.     Employment Information. Executive represents and warrants to Employer that information provided by Executive in connection with his employment and any supplemental information provided to Employer is complete, true and materially correct in all respects. Executive has not omitted any information that is or may reasonably be considered necessary or useful to evaluate the information provided by Executive to Employer. Executive shall immediately notify Employer in writing of any change in the accuracy or completeness of all such information.

7.4.     Other Agreements. Executive represents that the performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to employment with Employer. Executive has not and shall not: (a) disclose or use in the course of his employment with Employer, any proprietary or trade-secret information belonging to another; or (b) enter into any oral or written agreement in conflict with this Agreement.

8.     Duty of Loyalty; Fiduciary Duty; Covenant Not to Unfairly Compete.

8.1      Obligations During Employment. During the term of this Agreement, Executive has a duty of loyalty and a fiduciary duty to Employer. Executive shall not, directly or indirectly, whether as a partner, employee, creditor, stockholder, or otherwise, promote, participate, or engage in any activity or other business which is directly competitive to the current operations of Employer or the currently contemplated future operations of Employer. The obligation of Executive not to compete with Employer shall not prohibit Executive from owning or purchasing any corporate securities that are regularly traded on a recognized stock exchange or on over-the-counter market.

8.2      Obligations Post-Employment. To the fullest extent permitted by law, upon the termination of Executive’s employment with Employer for any reason, Executive shall not use any of Employer’s confidential proprietary or trade secrets information to directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or any other individual or representative capacity, engage or participate in any business, wherever located, that is in direct competition with the business of Employer.

9.     Inventions; Ownership Rights. Executive agrees that all ideas, techniques, inventions, systems, formulas, discoveries, technical information, programs, know-how, prototypes and similar developments (“Developments”) developed, created, discovered, made, written or obtained by Executive in the course of or as a result, directly or indirectly, of performance of his duties hereunder, and all related industrial property, copyrights, patent rights, trade secrets, moral rights and other forms of protection thereof, shall be and remain the property of Employer. Executive agrees to execute or cause to be executed such assignments and applications, registrations and other documents and to take such other action as may be requested by Employer to enable Employer to protect its rights to any such Developments. If Employer requires Executive’s assistance under this Section 9 after termination of this Agreement, Executive shall be compensated for his time actually spent in providing such assistance at an hourly rate equivalent to the prevailing rate for such services and as agreed upon by the parties.

10.   Non-Solicitation; Post-Termination Cooperation.

10.1     Customers. During the term of this Agreement, Executive has a duty of loyalty and a fiduciary duty to Employer. While employed by Employer, Executive shall not divert or attempt to divert (by solicitation or other means), whether directly or indirectly, Employer’s customers for the purpose of inducing or encouraging them to sever their relationship with Employer or to solicit them in connection with any product or service competing with those products and services offered and sold by Employer. Also, to the fullest extent permissible under applicable law, following termination of Executive’s employment with Employer for any reason, Executive agrees not use any of Employer’s confidential proprietary or trade secrets information to directly or indirectly divert or attempt to divert (by solicitation or other means) Employer’s customers for the purpose of inducing or encouraging them to sever their relationship with Employer or to solicit them in connection with any product or service competing with those products and services offered and sold by Employer.

10.2     Employees. To the fullest extent permissible under applicable law, Executive agrees that both during the term of this Agreement, and for a period of one (1) year after the Termination Date, Executive shall not take any action to induce employees or independent contractors of Employer to sever their relationship with Employer and accept an employment or an independent contractor relationship with any other business. However, this obligation will not affect any responsibility Executive may have as an employee of Employer with respect to the bona fide hiring and firing of Employer personnel.

10.3     Post-Termination Cooperation. For a period of one (1) month following any termination of this Agreement, Executive will make himself available and assist Employer, as reasonably requested, with respect to prior services, transition of duties, and intellectual property filings and protection.

11.   Arbitration; Remedies. Executive and Employer agree that any dispute between the parties (including any affiliate, successor, predecessor, contractors, employees, and agents of Employer) that may arise from Executive’s employment with Employer or termination of Executive’s employment with Employer, and/or regarding the rights or obligations of the parties under this Agreement, will be submitted to binding arbitration. The arbitration requirement applies to all statutory, contractual, and/or common law claims arising from the employment relationship including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Equal Pay act of 1963; the California Fair Employment and Housing Act; the California Labor Code; the Fair Labor Standards Act, the American With Disabilities Act, and other applicable federal and state employment laws. Both Employer and Employee shall be precluded from bringing or raising in court or another forum any dispute that was or could have been submitted to binding arbitration. This arbitration requirement does not apply to claims for workers’ compensation benefits, claims arising under ERISA, or claims for any provisional or injunctive relief remedies as set forth in the California Code of Civil Procedure (or any statute or law of similar effect concerning provisional or injunctive relief remedies in any other applicable jurisdiction). In fact, the parties agree that, in the event of a breach or threatened breach of Sections 7-10 of this Agreement by Executive, monetary damages alone would not be an adequate remedy to Employer for the injury that would result from such breach, and that Employer shall be entitled to apply to any court of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of such provisions of this Agreement. Executive further agrees that any such injunctive relief obtained by Employer shall be in addition to monetary damages.

Binding arbitration under this Agreement shall be conducted in Sacramento County, California in accordance with the California Arbitration Act, Code of Civil Procedure sections 1280, et. seq. The arbitration shall be conducted before a neutral arbitrator selected by both parties and shall otherwise be conducted in accordance with the American Arbitration Association’s “National Rules for the Resolution of Employment Disputes”. Where required by law, Employer shall pay all additional costs peculiar to the arbitration to the extent such costs would not otherwise be incurred in a court proceeding. Each party shall pay their own attorney’s fees and costs. The parties will be permitted to conduct discovery as provided by the California Code of Civil Procedure. The arbitrator shall, within thirty (30) days after the conclusion of the arbitration, issue a written award setting forth the factual and legal bases for his or her decision and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

NOTE: THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.

12.   Actions Contrary to Law; Blue Pencil. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. The parties hereby acknowledge that the restrictions set forth in Sections 7-10 have been specifically negotiated and agreed to by the parties hereto and if the scope or enforceability of any such section is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances.

13.   Internal Revenue Code.

13.1     Section 280G. Notwithstanding any other provision of this Agreement to the contrary, if the right to receive or benefit from any payments under this Agreement, including Sections 6.2 or 6.3, either alone or together with other payments that Executive has a right to receive from Employer, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), all such payments will be reduced to the largest amount that will result in no portion being subject to the excise tax imposed by Section 4999 of the Code.

13.2     Section 162(m). Notwithstanding any provision of this Agreement to the contrary, if Employer determines that compliance with Section 162(m) of the Code is required or desired, all payments made under this Agreement to Executive will comply with the requirements of Section 162(m) of the Code.

14.   Section 409A Compliance.

14.1     Conditions to Payment. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

14.2     Specified Employee. Notwithstanding any other provision of this Agreement, if at the time of the Executive’s termination of employment, he is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to the Executive on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive’s estate in a lump sum upon the Executive’s death.

14.3     Reimbursement. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

15.   Miscellaneous.

15.1.    Notices. All notices and demands of every kind shall be personally delivered or sent by first class mail to the parties at the addresses appearing below or at such other addresses as either party may designate in writing, delivered or mailed in accordance with the terms of this Agreement. Any such notice or demand shall be effective immediately upon personal delivery or three (3) days after deposit in the United States mail, as the case may be.

EMPLOYER:	Chief Executive Officer
Cesca Therapeutics
2711 Citrus Road
Rancho Cordova, CA 95742

EXECUTIVE	Michael Bruch
[Omitted]

15.2.    Attorneys’ Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, to the extent permitted by law, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

15.3.    Choice of Law, Jurisdiction, Venue. This Agreement is drafted to be effective in the State of California, and shall be construed in accordance with California law. The exclusive jurisdiction and venue of any legal action by either party under this Agreement shall be the County of Sacramento, California.

15.4.    Amendment, Waiver. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by Executive and Employer. A waiver of any term or condition of this Agreement shall not be construed as a general waiver by Employer. Failure of either Employer or Executive to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.

15.5    Change in the Time and Form of Payment. Any amendment that proposes to delay the time or form of the payment of any deferred compensation payable pursuant to the terms of this Agreement shall be subject to the following restrictions:

(a)     Any election to amend the terms of this Agreement to defer the time or form of payment of deferred compensation hereunder shall not take effect for twelve (12) months after the date on which the election to amend the time of form of payment is made: and

(b)     Any election to amend the terms of this Agreement to defer the payment of deferred compensation payable hereunder shall require that the first payment of any deferred compensation payable hereunder be deferred for a period of not less than five (5) years from the date such payment would have been made but for the amendment of the Agreement to defer the payment date.

15.6.    Assignment; Succession. It is hereby agreed that Executive’s rights and obligations under this Agreement are personal and not assignable. Further, neither Executive, nor beneficiary, nor any other person entitled to payments hereunder shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of such payments, nor shall such payments be subject to seizure for the payment of public or private debts, judgment, alimony or separate maintenance or be transferable by operation of law in event of bankruptcy, insolvency or otherwise. This Agreement contains the entire agreement and understanding between the parties to it and shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto.

15.7.    Independent Covenants. All provisions herein concerning unfair competition and confidentiality shall be deemed independent covenants and shall be enforceable without regard to any breach by Employer unless such breach by Employer is willful and egregious.

15.8.    Entire Agreement. This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

15.9.    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

15.10.    Captions. All captions of sections and paragraphs in this Agreement are for reference only and shall not be considered in construing this Agreement.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH AFFECTS YOUR LEGAL RIGHTS AND MAY BE ENFORCED BY THE PARTIES.

EMPLOYER:

CESCA THERAPEUTICS INC.

/s/ Robin Stracey
Robin Stracey
Chief Executive Officer

/s/ Mahendra Rao
Mahendra Rao
Compensation Committee Chairman

EXECUTIVE:

/s/ Michael Bruch
Michael Bruch

EXHIBIT A

FORM OF GENERAL RELEASE

General Release and Waiver

This General Release and Waiver (“Release”) is made and entered into as of ________________________ (the “Release Date”), by and between Cesca Therapeutics Inc., a Delaware corporation (“Employer”), and Michael Bruch (“Executive,”). Employer and/or Executive may hereinafter be referred to individually as a "Party" or collectively as the "Parties."

In consideration of the mutual covenants hereinafter set forth, the Parties hereby agree as follows:

1.     Separation. Executive’s employment with Employer ended effective ______________________.

2.     Payment and Benefits. In consideration of the promises made in this Release, Employer has agreed to pay Executive the benefits described in Sections 6.2 and 6.3 of that certain Executive Employment Agreement made and entered into as of _______________________, 2013, by and between the Parties (the “Employment Agreement”). Executive understands and acknowledges that the benefits described in this Section 2 constitute benefits in excess of those to which Executive would be entitled without entering into this Release. Executive acknowledges that such benefits are being provided by Employer as consideration for Executive entering into this Release, including the release of claims and waiver of rights provided in Section 3 of this Release.

3.     Release of Claims and Waiver of Rights.

(a)     Executive, on Executive’s own behalf and that of Executive’s spouse, heirs, executors or administrators, assigns, insurers, attorneys and other persons or entities acting or purporting to act on Executive’s behalf (the “Executive’s Parties”), hereby irrevocably and unconditionally release, acquit and forever discharge Employer, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by Employer and said plans’ fiduciaries, agents and trustees (the “Released Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Released Parties by reason of, arising out of, related to, or resulting from Executive’s employment with Employer or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. It is understood and agreed that the waiver of benefits and claims contained in this section does not include: (i) a waiver of the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of Employer which have accrued as of the separation date; (ii) a waiver of the right to benefits and payment of consideration to which Executive may be entitled under the Employment Agreement or any of the agreements contemplated thereby (including indemnification agreements and the stock option agreements); and (iii) a waiver of any rights to indemnification under the Certificate of Incorporation or Bylaws of the Employer or an subsidiary of Employer or under applicable law and regulation. Executive acknowledges that he is only entitled to the severance benefits and compensation set forth in the Employment Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

Nothing in this Release shall be deemed to require the waiver or release of any claim that may not be released or waived under applicable federal or state law.

(b)     Executive hereby acknowledges that he understands that under this Release he is releasing any known or unknown claims he may have arising out of, related to, or resulting from Executive’s employment with Employer or the termination thereof (the "Released Claims"). He therefore acknowledges that he has read and understands Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Executive expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the Released Claims.

4.     Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive already is entitled. Executive further acknowledges that Executive has been advised by this writing that:

(a)     the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release is executed;

(b)     Executive should consult with an attorney prior to executing this Release;

(c)     Executive has at least twenty-one (21) days within which to consider this Release as it relates to claims under the ADEA, although Executive may accept the terms of this Release at any time within those 21 days and earlier execute this Release;

(d)     Executive has seven (7) days following the execution of this Release to revoke this Release as it relates to claims under the ADEA; and

(e)     This Release will not be effective as it relates to claims under the ADEA until the revocation period has expired, which will be the eighth (8th) day after this Release is executed by both Parties, and the severance payments described in the Employment Agreement will not be paid until this Release has become effective and all statutory revocation periods have expired.

5.     Non-Disparagement. The parties agree to treat each other respectfully and professionally and not disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Executive and Employer will respond accurately and fully to any question, inquiry or request for information when required by the legal process.

6.     No Admissions. Employer denies that it or any of its employees or agents has taken any improper action against Executive. Nothing contained herein shall be deemed as an admission by Employer of any liability of any kind to Executive, all such liability being expressly denied. Further, this Release shall not be admissible in any proceeding as evidence of improper action by Employer or any of its employees or agents.

7.     Non-Waiver. Employer’s waiver of a breach of this Release by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Release.

8.     Restrictive Covenants. Executive understands that the covenants in Sections 7-10 of the Employment Agreement survive the termination of his employment with Employer.

9.     Amendment, Waiver. No amendment or variation of the terms of this Release shall be valid unless made in writing and signed by Executive and Employer. A waiver of any term or condition of this Agreement shall not be construed as a general waiver by Employer. Failure of either Employer or Executive to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.

10.   Construction. The terms set forth in Section 11 and Sections 15.1, 15.2, 15.3, 15.7 and 15.9 of the Employment Agreement shall apply to this Release, provided that the word “Release” shall take the place of the word “Agreement” in such Sections, where applicable.

[Remainder of page left blank intentionally. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Release as of dates set forth below their respective signatures below.

EMPLOYER:	EXECUTIVE:

CESCA THERAPEUTICS INC.

By:
Michael Bruch
Name:

Title:

Date:	Date:

[Signature Page to General Release and Waiver]